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                                                                    Exhibit 23.2

                         Independent Auditors' Consent

   We consent to the incorporation by reference in this registration statement on Form S-8/S-3 of Evolve Software, Inc. of our report dated March 10, 2000, with respect to the balance sheets of InfoWide, Inc. ( a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1999, for the period from April 15, 1998 (inception) to December 31, 1998, and for the period from April 15, 1998 (inception) to December 31, 1999, which report appears in the registration statement on Form S-1 (No. 333-32796) of Evolve Software, Inc. Such report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of InfoWide, Inc. to continue as a going concern. We also consent to the reference to our firm under the heading "Experts" in this registration statement on Form S-8/S-3 of Evolve Software, Inc.

/s/ Deloitte & Touche LLP

San Jose, CA
January 16, 2001